SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 12, 2003

Wells Real Estate Fund VII, L.P.

(Exact Name of Registrant as Specified in Charter)

Georgia	0-25606	58-2022629
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
6200 The Corners Parkway, Suite 250, Norcross, Georgia 30092
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (770) 449-7800

(Former Name or Former Address, if Changed Since Last Report)

Item 9. Regulation FD Disclosure

Re:	Disbursements from Property Sales Wells Fund VII

Dear Wells Fund VII Investor:

We are grateful for your investment in Wells Real Estate Funds. It is with great pleasure that we write to inform you that the General Partners of Wells Real Estate Fund VII, L.P., anticipate making an initial distribution of net proceeds from the sale of the Cherokee Commons property.

In strict accordance with the partnership agreement, distributions will be made to limited partners of record as of December 31, 2003. Since under the partnership agreement, transfers of units are effective on the first day of the following quarter, in order to be a limited partner of record as of December 31, 2003, you must be on the partnership records as a limited partner prior to October 1, 2003. This means that anyone who becomes a limited partner after September 30, 2003, will not be eligible for this distribution. In other words, a transfer of limited partnership interests will have to be completed by September 30, 2003, in order for the new limited partner to be eligible for this distribution.

Additionally, if you are in the midst of a sale on the secondary market, and should the transaction be completed prior to October 1, 2003, the new limited partner would receive the distribution of net sale proceeds. If you are purchasing units on the secondary market, the transaction must be completed prior to October 1, 2003, in order for you to participate in this distribution.

All limited partners will be eligible for the distribution, although the majority of the net proceeds from the sale will be allocated to Class B Limited Partners. The physical distribution of these proceeds is expected to occur in early 2004; the amounts to be received by each individual partner cannot be determined at this time, as partners of record have not been finalized. Please note that in accordance with the terms of the partnership agreement, the General Partners will not be receiving any sale proceeds.

Over the next four months, prior to distribution, we will be corresponding with you to let you know your options for receiving funds and estimates of the amounts you may receive.

Thank you for your support of Wells Real Estate Funds. Should you have any questions, we invite you to contact a Wells Client Services Specialist at 800-557-4830.

Sincerely,

/s/ Richard Scott

Richard Scott

Vice President

Accounting and Investor Relations

cc: Financial Advisors

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE FUND VII, L.P. (Registrant)
By:	WELLS PARTNERS, L.P. General Partner

	By:	Wells Capital, Inc. General Partner
		By:	/s/ Leo F. Wells, III
Leo F. Wells, III President

By:	/s/ Leo F. Wells, III
LEO F. WELLS, III General Partner

Date: September 12, 2003

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